Exhibit 99.1

CAREER EDUCATION CORPORATION REPORTS

RESULTS FOR THE FIRST QUARTER 2015

First Quarter Results in Line with Our Expectations; University Group Operating Income Increases 7.6%

Schaumburg, Ill. (May 6, 2015) – Career Education Corporation (NASDAQ: CECO) today reported operating and financial results for the first quarter 2015. In a separate news release issued today, the company also disclosed its plan to teach-out or divest its remaining Career Colleges in order to focus resources on its University Group.

Business Highlights:

•	University Group operating income increased 7.6% year-over-year to $11.7 million for the quarter

•

For our continuing operations, lowered operating expenses by $13.2 million or 6.0% during the first quarter as compared to the prior year with 2015 operating expenses tracking in-line with the company’s expectations

•

On track against key objectives to generate modest total student enrollment growth within our University segments; to strengthen academic outcomes, to enhance regulatory compliance and simplify our business model; to reduce the organizational cost structure; and to successfully continue to complete the teach-out of our Transitional campuses

•	Adjusted EBITDA was $11.4 million for the University Group and Corporate for the first quarter of 2015, an improvement of $1.2 million as compared to the prior year quarter

•

Adjusted EBITDA for Career Colleges, Transitional Group and discontinued operations improved to ($23.2) million, compared to ($43.0) million in the same quarter last year, as a result of the completion of teach-outs and continued focus on reducing lease obligations

•	Company continues its sale process for Le Cordon Bleu and is engaged in discussions with numerous interested parties

•	Initiated strategy to divest and/or teach-out remaining Career Colleges and expects cumulative actions to be accretive to 2015 results excluding restructuring charges

Chairman and Interim CEO Ron McCray commented, “Our first quarter results were in line with our expectations as the progress of our turnaround continues to gain traction. The announcements we are making today regarding our Career Colleges will accelerate the company’s path to profitability. This process will also enable us to right-size the company’s corporate overhead expenses and sharpen our focus on costs within the University Group to be more in line with comparable leading education peers. At the same time, the way we are approaching the dissolution of our Career Colleges through a gradual teach-out or sale of institutions provides students with a reasonable opportunity to complete their programs of study.”

“Career Education has a bright future, with a strong University platform that positions us for long-term success. Further, our strong balance sheet will enable us to responsibly invest in initiatives that will result in positive outcomes for our University students and help us grow our University Group in the future,” McCray said.

CEC ANNOUNCES 1Q15 RESULTS …PG 2

REVENUE

For the first quarter of 2015, total revenue was $182.3 million, an 8.0 percent decrease from $198.2 million for the first quarter of 2014. Total revenue for the University Group was $138.2 million for the first quarter of 2015, which was relatively flat compared to $139.5 million for the first quarter of 2014.

Revenue ($ in thousands)	Q1 2015 (3)	Q4 2014 (3)	Q3 2014	Q2 2014	Q1 2014
CTU	$85,127	$82,202	$82,410	$85,041	$86,920
AIU	53,066	44,749	51,889	49,685	52,573
Total University Group	138,193	126,951	134,299	134,726	139,493
Career Colleges	39,772	41,613	40,799	42,589	47,832
Corporate and Other	39	40	52	38	100
Transitional Group (1)	4,298	5,603	7,675	8,819	10,729
Total (2)	$182,302	$174,207	$182,825	$186,172	$198,154

(1)	Campuses included in the Transitional Group are in the process of being taught out and therefore no longer enroll new students or have ceased operations subsequent to December 31, 2014 and no longer qualify for discontinued operations treatment under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 360 – Property, Plant & Equipment.
(2)	Excludes discontinued operations, which consists of the results of operations for campuses that have ceased operations prior to 2015, our Le Cordon Bleu campuses which are held for sale and campuses that were sold and are considered distinct operations under FASB ASC Topic 205 – Presentation of Financial Statements.
(3)	Fourth quarter of 2014 total revenue was negatively impacted by approximately $9.4 million due to the accounting for students who withdraw from one of our institutions prior to completion of their programs. This cumulative adjustment was recorded during the fourth quarter of 2014. First quarter of 2015 was negatively impacted by approximately $1.9 million related to this change in accounting.

TOTAL AND NEW STUDENT ENROLLMENTS

For the first quarter of 2015, total student enrollments for our University Group were 33,800, which was relatively flat year-over-year. Total student enrollments were impacted by the teach-out of two campuses within the University Group. Excluding these two campuses, total enrollments increased slightly as compared to the prior year quarter, marking the first time since 2010 that we have reported an increase for University total student enrollments. We continue to expect modest total student enrollment growth for the full year 2015. New student enrollments for the University Group were 10,130 compared to 10,720 in the first quarter of 2014. This decrease was primarily attributable to a change in the methodology used to calculate new student enrollments at AIU in 2014 related to cancelled student enrollments. Excluding the impact of this change, new student enrollments within the University Group were down only 1.2% during the first quarter as compared to the prior year quarter.

CEC ANNOUNCES 1Q15 RESULTS …PG 3

	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Total Student Enrollment
CTU (1)	20,300	20,400	19,800	19,800	20,600
AIU (1)	13,500	11,600	11,500	10,800	13,300
Total University Group	33,800	32,000	31,300	30,600	33,900
Career Colleges	8,600	8,500	10,000	8,600	10,700
Transitional Group	900	900	1,300	1,700	2,300
Total	43,300	41,400	42,600	40,900	46,900

	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
New Student Enrollments
CTU	5,040	5,670	5,460	5,280	4,820
AIU (2)	5,090	3,370	3,300	2,010	5,900
Total University Group	10,130	9,040	8,760	7,290	10,720
Career Colleges	1,830	1,140	3,150	1,580	2,780
Transitional Group (3)	—	10	140	80	220
Total	11,960	10,190	12,050	8,950	13,720

(1)	A portion of the total student enrollment decrease for the University Group resulted from campus location teach-outs which negatively impacted the comparison of the current quarter versus the prior year quarter as a result of the wind down of operations at one location within each segment.
(2)	Beginning in the second quarter of 2014, AIU changed its methodology related to certain cancelled student enrollments. As a result, the decrease in the current quarter versus the prior year quarter was partially a result of this change in methodology.
(3)	Campuses within the Transitional Group no longer enroll new students; students who re-enter after 365 days are reported as new student enrollments.

OPERATING (LOSS) INCOME

For the first quarter of 2015, operating loss of $24.6 million increased 12.1 percent compared to an operating loss of $21.9 million in the prior year quarter primarily due to increased asset impairment charges of $5.9 million in the current year quarter versus the prior year quarter. Total University operating income increased to $11.7 million from $10.9 million in the prior year quarter, an increase of 7.6 percent. This increase was primarily driven by ongoing cost improvement initiatives.

	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Operating (Loss) Income ($ in thousands)
CTU	$14,616	$23,356	$10,698	$20,957	$14,481
AIU	(2,887)	(304)	(4,194)	(1,331)	(3,583)
Total University Group	11,729	23,052	6,504	19,626	10,898
Career Colleges (1)	(22,110)	(13,650)	(29,908)	(16,273)	(13,922)
Corporate and Other (2)	(5,860)	(7,048)	2,528	(5,513)	(11,136)
Transitional Group	(8,360)	(10,138)	(10,856)	(9,091)	(7,789)
Total (3)	$(24,601)	$(7,784)	$(31,732)	$(11,251)	$(21,949)

CEC ANNOUNCES 1Q15 RESULTS …PG 4

(1)	Asset impairment charges of $6.0 million, $3.9 million and $12.8 million were recorded during the first quarter of 2015, fourth quarter of 2014 and third quarter of 2014, respectively.
(2)	Income related to a net insurance recovery of $8.6 million was recorded during the third quarter of 2014.
(3)	Excludes discontinued operations, which consists of the results of operations for campuses that have ceased operations prior to 2015, our LCB campuses which are held for sale and campuses that were sold and are considered distinct operations under FASB ASC Topic 205 – Presentation of Financial Statements.

ADJUSTED EBITDA

The Company believes it is useful to present non-GAAP financial measures, which exclude certain significant items, as a means to understand the performance of its operations. (See tables below and the GAAP to non-GAAP reconciliation attached to this press release for further details.)

For the first quarter of 2015, adjusted EBITDA for the University Group and Corporate increased $1.2 million compared to the prior year quarter. Adjusted EBITDA for Career Colleges, Transitional Group and discontinued operations was ($23.2) million for the first quarter of 2015, compared to ($43.0) million in the prior year quarter. This favorability is a result of the completion of teach-out campus operations and continued focus on reducing lease obligations once a teach-out is complete.

	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Adjusted EBITDA ($ in thousands)
University Group and Corporate:
Pre-tax loss from continuing operations	$(24,990)	$(7,747)	$(31,651)	$(11,664)	$(21,442)
Transitional Group operating loss	8,360	10,138	10,856	9,091	7,789
Career Colleges operating loss	22,110	13,650	29,908	16,273	13,922
Interest expense (income), net	2	(38)	(120)	(177)	(25)
Depreciation and amortization (1)	4,361	5,170	5,402	5,732	6,108
Stock-based compensation (1)	940	966	950	1,020	1,341
Legal settlements (1) (2)	—	—	—	(400)	2,850
Asset impairments (1)	—	—	73	—	77
Unused space charges (1) (3)	556	(373)	(368)	(363)	(380)
Insurance recovery	—	—	(8,588)	—	—
Cumulative adjustment related to revenue recognition (1)	93	1,354	—	—	—
Adjusted EBITDA—University Group and Corporate	$11,432	$23,120	$6,462	$19,512	$10,240

Memo: Advertising Expenses	$50,587	$36,731	$50,410	$37,407	$46,655

Career Colleges, Transitional Group and Discontinued Operations:
Pre-tax loss from discontinued operations	$(102)	$(17,195)	$(15,201)	$(33,046)	$(36,481)
Transitional Group operating loss	(8,360)	(10,138)	(10,856)	(9,091)	(7,789)
Career Colleges operating loss	(22,110)	(13,650)	(29,908)	(16,273)	(13,922)
Loss on sale of business (4)	—	—	—	311	—
Depreciation and amortization (4)	2,351	7,319	7,739	8,662	9,323
Legal settlements (4)	1,485	—	225	2,000	3,000
Asset impairments (4)	6,019	14,203	14,412	7,454	(10)
Unused space charges (3) (4)	(2,424)	(2,063)	(3,343)	920	2,873
Cumulative adjustment related to revenue recognition (4)	(67)	1,029	—	—	—
Adjusted EBITDA—Career Colleges, Transitional and Discontinued Operations	$(23,208)	$(20,495)	$(36,932)	$(39,063)	$(43,006)
Consolidated Adjusted EBITDA	$(11,776)	$2,625	$(30,470)	$(19,551)	$(32,766)

(1)	Quarterly amounts relate to the University Group and Corporate

(2)	Legal settlement amounts are net of insurance recoveries

(3)	Unused space charges include initial charge and subsequent accretion

(4)	Quarterly amounts relate to Career Colleges, Transitional Group and discontinued operations

CEC ANNOUNCES 1Q15 RESULTS …PG 5

BALANCE SHEET AND CASH FLOW

Net cash used in operating activities improved to $20.2 million for the first quarter of 2015, compared to $35.4 million in the prior year quarter. The current quarter operating cash usage included cash payments of $13.5 million of real estate payments for lease obligations of vacated facilities, of which $8.9 million was paid to exit facilities which reduced future lease obligations by $19.4 million, as well as $4.9 million of cash payments for legal settlements and separation payments for the previous CEO. We continue to expect to end 2015 with over $190 million in total cash, cash equivalents, restricted cash and short-term and long-term investments.

Capital expenditures remained relatively flat at $3.4 million during the quarter ended March 31, 2015, and $3.5 million for the quarter ended March 31, 2014.

As of March 31, 2015 and March 31, 2014, cash, cash equivalents, restricted cash and short-term and long-term investments totaled $213.7 million and $331.7 million, respectively.

	Q1 2015	Q4 2014 (3)	Q3 2014	Q2 2014	Q1 2014
Cash and Cash Flow from Operations ($ in thousands)
Consolidated Cash, Cash Equivalents, Restricted Cash and Short-Term and Long-Term Investments (1)	$213,739	$247,002	$258,274	$281,991	$331,741
Cash Flow from Operations (2)	$(20,176)	$(17,479)	$(19,860)	$(45,865)	$(35,420)

(1)	Consolidated cash, cash equivalents, restricted cash and short-term and long-term investment balances are quarter end balances and include both continuing and discontinued operations.

(2)	Cash flow from operations includes payments of legal settlements of $2.4 million, $1.3 million and $21.6 million during the first quarter of 2015, fourth quarter of 2014 and second quarter of 2014, respectively.

(3)	The fourth quarter of 2014 ending cash, cash equivalents, restricted cash and investment balance includes $10.0 million of restricted cash related to borrowings under the Credit Agreement. The $10.0 million of outstanding borrowings was repaid during the first quarter of 2015.

CONFERENCE CALL INFORMATION

Career Education Corporation will host a conference call on Wednesday, May 6, 2015 at 5:00 p.m. Eastern time. Interested parties can access the live webcast of the conference call and the related presentation materials at www.careered.com in the Investor Relations section of the website. Participants can also listen to the conference call by dialing 800-580-9478 (domestic) or 630-691-2769 (international) and citing code 39490822. Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection. An archived version of the webcast will be accessible for 90 days at www.careered.com in the Investor Relations section of the website. A replay of the call will also be available for seven days by calling 888-843-7419 (domestic) or 630-652-3042 (international) and citing code 39490822.

CEC ANNOUNCES 1Q15 RESULTS …PG 6

ABOUT CAREER EDUCATION CORPORATION

Career Education’s academic institutions offer a high-quality education to a diverse student population in a variety of disciplines through online, on-ground and hybrid learning programs. Our two universities – American InterContinental University (“AIU”) and Colorado Technical University (“CTU”) – provide degree programs through the master’s or doctoral level as well as associate and bachelor’s levels. Both universities predominantly serve students online with career-focused degree programs that meet the educational demands of today’s busy adults. AIU and CTU continue to show innovation in higher education, advancing new personalized learning technologies like their intellipath™ adaptive learning platform that allow students to more efficiently move toward earning a degree by receiving course credit for knowledge they can already demonstrate. Career Education is committed to providing high-quality education that closes the gap between learners who seek to advance their careers and employers needing a qualified workforce.

A listing of individual campus locations and web links to Career Education’s institutions can be found at www.careered.com.

Except for the historical and present factual information contained herein, the matters set forth in this release, including statements identified by words such as “expect,” “believe,” “will,” “anticipate,” “continue,” “on track,” “position us” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on information currently available to us and are subject to various assumptions, risks, uncertainties and other factors that could cause our results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, we undertake no obligation to update or revise such factors or any of the forward-looking statements contained herein to reflect future events, developments or changed circumstances, or for any other reason. These risks and uncertainties, the outcomes of which could materially and adversely affect our financial condition and operations, include, but are not limited to, the following: declines in enrollment; negative trends in the real estate market which could impact the costs related to teaching out campuses and the success of our initiatives to reduce our real estate obligations; the success of our initiatives to divest our remaining Career College institutions and culinary arts campuses; rulemaking by the U.S. Department of Education or any state and increased focus by Congress, the President and governmental agencies on for-profit education institutions; our continued compliance with and eligibility to participate in Title IV Programs under the Higher Education Act of 1965, as amended, and the regulations thereunder (including the gainful employment and financial responsibility standards prescribed by the U.S. Department of Education), as well as national and regional accreditation standards and state regulatory requirements; the impact of management changes; our ability to successfully defend litigation and other claims brought against us; and changes in the overall U.S. or global economy. Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and its subsequent filings with the Securities and Exchange Commission.

###

CONTACT

Investors:

Alpha IR Group

Sam Gibbons or Chris Hodges

(312) 445-2870

CECO@alpha-ir.com

or

Media:

Career Education Corporation

Mark Spencer

Director, Corporate Communications

(847) 585-3802

Source: Career Education Corporation

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	March 31, 2015	December 31, 2014
	(unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents, unrestricted	$69,244	$93,832
Restricted cash	13,938	22,938
Short-term investments	123,183	122,858

Total cash and cash equivalents, restricted cash and short-term investments	206,365	239,628

Student receivables, net	26,382	24,564
Receivables, other, net	18,938	18,925
Prepaid expenses	14,310	14,679
Inventories	3,066	3,305
Other current assets	1,983	2,384
Assets held for sale (1)	76,211	76,846
Assets of discontinued operations	255	473

Total current assets	347,510	380,804

NON-CURRENT ASSETS:
Property and equipment, net	65,076	73,083
Goodwill	87,356	87,356
Intangible assets, net	8,064	9,819
Student receivables, net	3,011	2,926
Other assets	17,703	18,571
Assets of discontinued operations	914	975

TOTAL ASSETS	$529,634	$573,534

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Short-term borrowings	$—	$10,000
Accounts payable	28,677	21,968
Accrued expenses:
Payroll and related benefits	23,877	29,545
Advertising and production costs	21,757	13,162
Income taxes	1,579	1,633
Other	19,359	21,440
Deferred tuition revenue	34,036	37,572
Liabilities held for sale (1)	51,036	50,357
Liabilities of discontinued operations	13,073	15,506

Total current liabilities	193,394	201,183

NON-CURRENT LIABILITIES:
Deferred rent obligations	42,641	48,381
Other liabilities	16,662	19,178
Liabilities of discontinued operations	18,991	22,859

Total non-current liabilities	78,294	90,418

STOCKHOLDERS’ EQUITY:
Preferred stock	—	—
Common stock	826	823
Additional paid-in capital	607,643	606,531
Accumulated other comprehensive loss	(658)	(853)
Retained deficit	(134,284)	(109,403)
Cost of shares in treasury	(215,581)	(215,165)

Total stockholders’ equity	257,946	281,933

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$529,634	$573,534

(1)	During the first quarter of 2015, the Company made the decision to sell one of its campuses which is currently reported within the Career Colleges segment. As a result of the decision to sell this campus, the assets and liabilities for this campus are classified as held for sale within continuing operations and are presented along with the LCB campuses as held for sale on our condensed consolidated balance sheet as of March 31, 2015.

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF LOSS AND COMPREHENSIVE LOSS

(In thousands, except per share amounts and percentages)

	For the Quarter Ended March 31,
	2015	% of Total Revenue	2014	% of Total Revenue
REVENUE:
Tuition and registration fees	$181,401	99.5%	$196,909	99.4%
Other	901	0.5%	1,245	0.6%

Total revenue	182,302		198,154

OPERATING EXPENSES:
Educational services and facilities	54,951	30.1%	61,638	31.1%
General and administrative	139,148	76.3%	148,446	74.9%
Depreciation and amortization	6,785	3.7%	9,945	5.0%
Asset impairment	6,019	3.3%	74	0.0%

Total operating expenses	206,903	113.5%	220,103	111.1%

Operating loss	(24,601)	-13.5%	(21,949)	-11.1%

OTHER (EXPENSE) INCOME:
Interest income	160	0.1%	106	0.1%
Interest expense	(162)	-0.1%	(81)	0.0%
Miscellaneous (expense) income	(387)	-0.2%	482	0.2%

Total other (expense) income	(389)	-0.2%	507	0.3%

PRETAX LOSS	(24,990)	-13.7%	(21,442)	-10.8%
(Benefit from) provision for income taxes	(211)	-0.1%	220	0.1%

LOSS FROM CONTINUING OPERATIONS	(24,779)	-13.6%	(21,662)	-10.9%
Loss from discontinued operations, net of tax	(102)	-0.1%	(36,481)	-18.4%

NET LOSS	(24,881)	-13.6%	(58,143)	-29.3%

OTHER COMPREHENSIVE LOSS, net of tax:
Unrealized gains (losses) on investments	195		(28)
COMPREHENSIVE LOSS	$(24,686)		$(58,171)

NET LOSS PER SHARE—DILUTED:
Loss from continuing operations	$(0.37)		$(0.32)
Loss from discontinued operations	(0.00)		(0.55)

Net loss per share	$(0.37)		$(0.87)

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	67,534		66,994

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Quarter Ended March 31,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(24,881)	$(58,143)
Adjustments to reconcile net loss to net cash used in operating activities:
Asset impairment	6,019	67
Depreciation and amortization expense	6,712	15,431
Bad debt expense	4,275	5,852
Compensation expense related to share-based awards	940	1,341
Loss on disposition of property and equipment	3	26
Changes in operating assets and liabilities	(13,244)	6

Net cash used in operating activities	(20,176)	(35,420)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of available-for-sale investments	(15,259)	(29,810)
Sales of available-for-sale investments	14,754	14,320
Purchases of property and equipment	(3,369)	(3,468)

Net cash used in investing activities	(3,874)	(18,958)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of common stock	174	196
Payment on borrowings	(10,000)	—
Change in restricted cash	9,000	(384)

Net cash used in financing activities	(826)	(188)

EFFECT OF FOREIGN CURRENCY EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS:	288	10

NET DECREASE IN CASH AND CASH EQUIVALENTS	(24,588)	(54,556)
DISCONTINUED OPERATIONS CASH ACTIVITY INCLUDED ABOVE:
Add: Cash balance of discontinued operations, beginning of the period	—	475
Less: Cash balance of discontinued operations, end of the period	—	847
CASH AND CASH EQUIVALENTS, beginning of the period	93,832	318,468

CASH AND CASH EQUIVALENTS, end of the period	$69,244	$263,540

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED SELECTED SEGMENT INFORMATION

(In thousands, except percentages)

	For the Quarter Ended March 31,
	2015	2014
REVENUE:
CTU	$85,127	$86,920
AIU	53,066	52,573

Total University Group	138,193	139,493

Career Colleges	39,772	47,832
Corporate and Other	39	100

Subtotal	178,004	187,425
Transitional Group	4,298	10,729

Total	$182,302	$198,154

OPERATING (LOSS) INCOME:
CTU	$14,616	$14,481
AIU	(2,887)	(3,583)

Total University Group	11,729	10,898

Career Colleges	(22,110)	(13,922)
Corporate and Other	(5,860)	(11,136)

Subtotal	(16,241)	(14,160)
Transitional Group	(8,360)	(7,789)

Total	$(24,601)	$(21,949)

OPERATING (LOSS) MARGIN:
CTU	17.2%	16.7%
AIU	-5.4%	-6.8%
Total University Group	8.5%	7.8%
Career Colleges	-55.6%	-29.1%
Corporate and Other	NM	NM
Subtotal	-9.1%	-7.6%
Transitional Group	NM	NM
Total	-13.5%	-11.1%

CAREER EDUCATION CORPORATION AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF GAAP TO NON-GAAP ITEMS (1)

(In thousands)

Adjusted EBITDA	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
University Group and Corporate:
Pre-tax loss from continuing operations	$(24,990)	$(7,747)	$(31,651)	$(11,664)	$(21,442)
Transitional Group operating loss	8,360	10,138	10,856	9,091	7,789
Career Colleges operating loss	22,110	13,650	29,908	16,273	13,922
Interest expense (income), net	2	(38)	(120)	(177)	(25)
Depreciation and amortization (3)	4,361	5,170	5,402	5,732	6,108
Stock-based compensation (3)	940	966	950	1,020	1,341
Legal settlements (3) (5)	—	—	—	(400)	2,850
Asset impairments (3)	—	—	73	—	77
Unused space charges (3) (6)	556	(373)	(368)	(363)	(380)
Insurance recovery	—	—	(8,588)	—	—
Cumulative adjustment related to revenue recognition (3) (7)	93	1,354	—	—	—
Adjusted EBITDA – University Group and Corporate (2)	$11,432	$23,120	$6,462	$19,512	$10,240

Memo: Advertising Expenses (3)	$50,587	$36,731	$50,410	$37,407	$46,655

Career Colleges, Transitional Group and Discontinued Operations (4):
Pre-tax loss from discontinued operations	$(102)	$(17,195)	$(15,201)	$(33,046)	$(36,481)
Transitional Group operating loss	(8,360)	(10,138)	(10,856)	(9,091)	(7,789)
Career Colleges operating loss	(22,110)	(13,650)	(29,908)	(16,273)	(13,922)
Loss on sale of business (8)	—	—	—	311	—
Depreciation and amortization (8)	2,351	7,319	7,739	8,662	9,323
Legal settlements (8)	1,485	—	225	2,000	3,000
Asset impairments (8)	6,019	14,203	14,412	7,454	(10)
Unused space charges (6) (8)	(2,424)	(2,063)	(3,343)	920	2,873
Cumulative adjustment related to revenue recognition (7) (8)	(67)	1,029	—	—	—
Adjusted EBITDA – Career Colleges, Transitional and Discontinued Operations (2)	$(23,208)	$(20,495)	$(36,932)	$(39,063)	$(43,006)
Consolidated Adjusted EBITDA	$(11,776)	$2,625	$(30,470)	$(19,551)	$(32,766)

(1)	The Company believes it is useful to present non-GAAP financial measures which exclude certain significant items as a means to understand the performance of its operations. As a general matter, the company uses non-GAAP financial measures in conjunction with results presented in accordance with GAAP to help analyze the performance of its operations, assist with preparing the annual operating plan, and measure performance for some forms of compensation. In addition, the company believes that non-GAAP financial information is used by analysts and others in the investment community to analyze the company’s historical results and to provide estimates of future performance and that failure to report non-GAAP measures could result in a misplaced perception that the company’s results have underperformed or exceeded expectations.

We believe adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by items we do not consider reflective of underlying operating performance. We also present adjusted EBITDA because we believe it is frequently used by securities analysts, investors and other interested parties as a measure of performance. In evaluating adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments presented above. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine or non-recurring. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for net income (loss), operating income (loss), or any other performance measure derived in accordance and reported under GAAP or as an alternative to cash flow from operating activities or as a measure of our liquidity.

Non-GAAP financial measures, when viewed in a reconciliation to corresponding GAAP financial measures, provide an additional way of viewing the company’s results of operations and the factors and trends affecting the company’s business. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding financial results presented in accordance with GAAP.

(2)	Management assesses results of operations for the University Group and Corporate separately from Career Colleges and the Transitional Group. As a result, management views adjusted EBITDA from the University Group and Corporate separately from the remainder of the organization, to assess results and make decisions. Accordingly, the Career Colleges and Transitional Group operating losses are added back to pre-tax loss from continuing operations and subtracted from pre-tax loss from discontinued operations.

(3)	Quarterly amounts relate to the University Group and Corporate.

(4)	The Company announced the Culinary Arts segment as held for sale during the fourth quarter of 2014 and it is therefore now reported within discontinued operations. Quarterly adjusted EBITDA amounts for Culinary Arts include:

	Q1 2015	Q4 2014	Q3 2014	Q2 2014	Q1 2014
Pre-tax income (loss)	$250	$(15,927)	$(12,602)	$(19,771)	$(18,021)
Depreciation and amortization	—	4,504	4,282	4,310	4,268
Legal settlements	775	—	—	2,000	3,000
Asset impairments	—	10,320	1,523	7,400	—
Unused space charges	(377)	65	213	(467)	(178)
Cumulative adjustment related to revenue recognition	54	514	—	—	—
Total	$702	$(524)	$(6,584)	$(6,528)	$(10,931)

(5)	Legal settlement amounts are net of insurance recoveries.

(6)	Unused space charges represent the net present value of remaining lease obligations less an estimated amount for sublease income as well as the subsequent accretion of these charges.

(7)	Revenue recognition adjustment relates to the accounting for students who withdraw from one of our institutions prior to completion of their program. This adjustment now reflects revenue earned on a cash-basis of accounting beginning in the fourth quarter of 2014 for these students.

(8)	Quarterly amounts relate to Career Colleges, the Transitional Group and discontinued operations.